InnerWorkings Announces First Quarter 2010 Results
Seven Enterprise Wins; Strong Revenue Reflects 19% Year-Over-Year Growth

Chicago, IL, May 6, 2010 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions, today reported results for the three months ended March 31, 2010.

Quarterly Highlights:

•	Revenue generated during the first quarter was $112.2 million, an organic increase of 19% compared with the first quarter of 2009.

•	Earnings per share for the first quarter were $0.05 per diluted share, including $0.01 from the sale of Echo Global Logistics stock, vs. $0.01 per diluted share in Q1 of 2009.

•	Enterprise revenue in the first quarter increased 28% vs. the first quarter of 2009 to $78.5 million.

•	Seven new enterprise contracts were signed during the quarter, including agreements with Hertz, SiriusXM and Junior Achievement.

•	Cash flow generated from operations was $4.2 million in the first quarter vs. $7.7 million in the first quarter of 2009.

•	Adjusted EBITDA increased from $3.3 million in the first quarter of 2009 to $5.5 million in the first quarter of 2010. Please refer to the non-GAAP reconciliation table below for more information.

“We generated healthy sales growth during the first quarter driven primarily by our new enterprise wins ramping to plan while also receiving a slight lift from an increase in same customer spends,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We are pleased that our new growth strategy is beginning to produce improved results for the Company.”

Additional first quarter 2010 financial and operational highlights include the following:

•	For the first quarter of 2010, 70 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 30 percent derived from transactional clients.

•	As of March 31, 2010, the Company had an outstanding balance of $46.5 million on its $75.0 million bank credit facility and had cash and short-term investments of $27.4 million.

Outlook
The Company is reaffirming its previously stated 2010 guidance, including a revenue range of $440 million to $470 million and an earnings per share range of $0.24 to $0.29.

"The Company’s recent performance coupled with our strong position in the printing industry continues to provide us with exciting market opportunities,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. "While we are cautiously optimistic about our customers’ increasing print spends, the Company will continue to manage expenses prudently while seeking to optimize our resources and deliver a strong return on invested capital.”

Conference Call
A conference call will be broadcast live on Thursday, May 6, 2010, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Non-GAAP Financial Measures
This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” included in this press release.

Forward-Looking Statements
This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

(inwk-e)

Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2009	2010

Revenue	$94,277,433	$112,212,546
Cost of goods sold	71,267,277	85,280,016
Gross profit	23,010,156	26,932,530
Operating expenses:
Selling, general, and administrative expenses	20,619,116	22,004,424
Depreciation and amortization	1,495,375	2,117,625
Income from operations	895,665	2,810,481
Total other income (expense)	(492,101)	525,099
Income before taxes	403,564	3,335,580
Income tax expense	155,153	1,167,453
Net income	$248,411	$2,168,127

Basic earnings per share	$0.01	$0.05
Diluted earnings per share	$0.01	$0.05

Weighted average shares outstanding, basic	45,399,786	45,652,208
Weighted average shares outstanding, diluted	47,034,006	47,406,736

Consolidated Balance Sheets

	December 31,	March 31,
	2009	2010
		(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$2,903,906	$7,368,974
Short-term investments	23,541,199	20,019,260
Accounts receivable, net of allowance for doubtful accounts	72,565,814	82,293,183
Unbilled revenue	20,189,900	21,428,365
Inventories	8,749,266	8,137,572
Prepaid expenses	11,399,560	10,930,409
Other current assets	7,391,905	7,441,418
Total long-term assets	120,416,506	118,832,228
Total assets	$267,158,056	$276,451,409

Accounts payable-trade	$53,915,750	$64,080,970
Other current liabilities	16,717,920	15,178,112
Revolving credit facility	46,384,586	46,476,689
Other long-term liabilities	3,089,784	1,489,669
Total stockholders' equity	147,050,016	149,225,969
Total liabilities and stockholders' equity	$267,158,056	$276,451,409

Cash Flow Data
(Unaudited)

	Three Months Ended March 31,
	2009	2010
Net cash provided by operating activities	$7,653,405	$4,213,913
Net cash provided by (used in) investing activities	(6,138,780)	190,762
Net cash provided by (used in) financing activities	(477,393)	75,827
Effect of exchange rate changes on cash and cash equivalents	(137,770)	(15,434)
Increase in cash and cash equivalents	899,462	4,465,068
Cash and cash equivalents, beginning of period	4,011,855	2,903,906
Cash and cash equivalents, end of period	$4,911,317	$7,368,974

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
	2009	2010

Operating Income	$895,665	$2,810,481
Depreciation and amortization	1,495,375	2,117,625
Stock based compensation	919,755	561,018
Adjusted EBITDA	$3,310,795	$5,489,124

Contact:

InnerWorkings, Inc.
Joe Busky
(312) 784-2603
jbusky@inwk.com